Exhibit 10.26

[CBOE LETTERHEAD]

February 27, 2017

Dear Mr. Harkins:

As you are well aware, our two companies have entered into a definitive merger agreement pursuant to which Bats Global Markets, Inc. (“Bats”) will become a wholly owned subsidiary of CBOE Holdings, Inc. (“CBOE”).  It is important to both CBOE and Bats that we have reasonable assurance of your commitment to be part of the management team of the combined company going forward.

The purpose of this letter is to provide you with information related to your anticipated role with the combined company following the closing of the transaction and to obtain a confirmation of your commitment to be part of the management team of the combined company post-closing.

A.  OUR PROPOSAL TO YOU

1. Upon the closing of the transaction, you will be appointed Head of Equities and Global FX. Your principal office location will be New York, NY.

2.  Your initial annual base salary will be $500,000, your initial targeted annual bonus will be $500,000 and your initial targeted equity incentive compensation will have a grant date value of $500,000.

3.  In consideration of your agreements described below, and subject to approval by the Board of Directors of CBOE, after the closing of the transaction, CBOE will grant you an award of time-vested restricted stock units having a grant date value of $500,000 (the “Award”).  The Award will vest in full on the third anniversary of the closing of the transaction, provided that you remain in continuous employment with the combined company through that date and subject to the terms and conditions contained in our Long-Term Incentive Plan (the “Plan”).  A copy of the Plan is attached as Exhibit A to this letter.

4.  It is contemplated in the merger agreement that upon the closing of the transaction, CBOE will assume all of your unvested Bats equity awards in a manner that preserves their closing date value, as well as the applicable vesting and other material terms.

5.  As an executive of the company, you will be entitled to participation in our 401(k), as well as our medical, life insurance and disability benefit plans that are enjoyed by similarly situated personnel.  A description of those benefits as currently in effect is attached as Exhibit B to this letter.

Bryan Harkins

Continued Employment Offer

6.  The company does not generally provide employment agreements to its executives and it is not contemplated that there would be such an agreement with you.  Nevertheless, subject to your agreement to the terms of B.1, below, you will continue to be eligible for the severance and other change in control benefits under your Employment Agreement with Bats dated December 17, 2015 (the “Employment Agreement”), including the accelerated vesting of your Bats equity awards assumed in the merger (but not any CBOE awards granted after closing).  For the avoidance of doubt, Sections 6(a), 6(c), 7 and 9 through 24 of your Employment Agreement will continue until the expiration of your right to change in control benefits under the Employment Agreement (24 months after the closing of the proposed transaction), at which time you would become eligible for coverage under our executive level severance policy in lieu of any right to severance or other termination-related benefits under the Employment Agreement.  A copy of the current policy is attached as Exhibit C to this letter.

B.  YOUR COMMITMENTS TO CBOE AND TO THE COMBINED COMPANY

1.  You agree not to assert that the transition from your current position with Bats to the proposed position with the combined company as described above would constitute “Good Reason” for purposes of your Employment Agreement.  In the event, however, that within 24 months following the closing of the proposed transaction, (i) there were to be a material reduction in title, role or aggregate compensation from that described above in A.1 and A.2, (ii) your principal office location were to be moved more than 50 miles from that shown above or (iii) the Award is not granted as contemplated in A.3, then you will be entitled to assert “Good Reason” as a basis for voluntarily terminating your employment, but you would need to comply with the procedural requirements of your Employment Agreement to do so.

2.  As an officer and executive of the combined company, you agree to abide by your fiduciary duties to the combined company and its shareholders and to corporate policies in effect from time to time, including obligations as to conflicts of interest and confidentiality.  You also agree to comply with the confidentiality, noncompetition, nonsolicitation and nondisparagement obligations in your Employment Agreement with Bats and agree that those obligations will be for the benefit of both CBOE and Bats.

3.  You confirm that it is your intention to be a part of the management team of the combined company on a full-time basis for the foreseeable future, it being understood that at any time you would be free to terminate your employment to pursue other opportunities and that, as is the case with any other executive and subject to any rights and obligations under the Employment Agreement or the severance policies referred to in A.6 above, your employment may be terminated by the combined company based upon performance, cause or any other reason.

Bryan Harkins

Continued Employment Offer

*****************************

We are excited by the prospect of the strategic combination and of working with you to achieve the bright prospects we all envision for the combined company.  If you are in agreement with the foregoing, please sign a copy of this letter in the space provided below and return it to me.

Very truly yours,

CBOE Holdings, Inc.

By /s/ Edward T. Tilly

Edward T. Tilly

AGREED AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN

/s/ Bryan Harkins

Bryan Harkins

Exhibit A

SECOND AMENDED AND RESTATED

CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN

(Amended and Restated Effective February 17, 2016)

CBOE Holdings, Inc. has established this Second Amended and Restated CBOE Holdings, Inc. Long- Term Incentive Plan (second amendment and restatement effective February 17, 2016) to provide an additional inducement for Eligible Individuals to provide services to the Corporation or an Affiliate as an Employee or non-employee Director, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards, and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Incentive Compensation Awards, or any combination of the foregoing.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Award” means a Non-Qualified Stock Option, Restricted Stock, Restricted Stock Unit, or Incentive Compensation award granted under the Plan.

“Award Agreement” means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under the Plan, as further described in Section 4.2 of the Plan.

“Award Date” means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of the Committee action.

“Board” means the Board of Directors of the Corporation.

“Cause” has the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation or an Affiliate. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” will have the meaning specified in the Award Agreement, provided that if the Award Agreement does not so specify, “Cause” will mean, as determined by the Committee in its sole discretion and solely with respect to the Plan and any Award made hereunder, the Participant’s (a) willful and continued failure to perform his or her material duties with the Corporation or an Affiliate, or the commission of any activities constituting a violation or breach under any Federal, state, local or non-U.S. law or regulation applicable to the activities of the Corporation or an Affiliate, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Corporation or an Affiliate, (c) repeated absences from work such that the Participant is unable to perform his or her employment or other duties in all material respects, other than due to becoming Disabled, (d) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board or Committee, adversely affects the Corporation’s or an Affiliate’s reputation or the Participant’s ability to carry out the obligations of his or her employment or Service, (e) loss of any license or registration that is necessary for the Participant to perform his or her duties for the Corporation or an Affiliate, (f) failure to cooperate with the Corporation or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding or, (g) act or omission in violation or disregard of the Corporation’s or an Affiliate’s policies, including but not limited to the Corporation’s or an Affiliate’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Corporation or an Affiliate. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate.

“Change in Control” means the first to occur of the following:

(a)

The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided that for purposes of this paragraph (a), the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) of this definition below; and provided further that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Voting Securities;

(b)

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board,  provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

The approval by the stockholders of the Corporation and consummation of (i) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, (i) unless a majority of the Incumbent Board determines otherwise, no Change in Control will be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an Officer, Employee or Director of the Corporation, and (ii) a Public Offering will not constitute a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

“Committee” means the Compensation Committee of the Board, if any, or such similar or successor committee appointed by the Board to administer the Plan.  If the Board has not appointed a Committee, including the Compensation Committee of the Board, to administer the Plan, the Board will function in place of the Committee as administrator of the Plan and references to the “Committee” herein shall mean and refer to the Board.

“Corporation” means CBOE Holdings, Inc. or any successor corporation thereto.

“Director” means any individual who is a member of the Board on or after the Effective Date.

“Disabled” means the Participant:

(a)

becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months; or

(b)

by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receives income replacement benefits for a period of not less than three months under an accident and health plan of the Corporation or an Affiliate, as applicable.

“Dividend Equivalent Right” means a right to receive, with respect to any dividends or other distributions on a share of Stock underlying a Restricted Stock Unit, dividend equivalents on the share of Stock, as though such share of Stock had been issued and outstanding, fully vested, and held by the Participant on the record date of payment of such dividends. Subject to Section 7.4, Dividend Equivalent Rights may be provided in connection with an Award of Restricted Stock Units under the Plan, but not in connection with an Award of Restricted Stock or Options.

“Effective Date” has the meaning set forth in Section 10.3 of the Plan.

“Eligible Individual” means any Employee or non-employee Director.

“Employee” means any person treated as a common law employee in the records of the Corporation or one of its Affiliates. The Corporation shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Corporation’s determination of whether or not the individual is an Employee, all such determinations by the Corporation shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Corporation or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act will include reference to any successor provision of the Exchange Act.

“Exercise Price” means the purchase price at which an Option may be exercised, subject to the provisions of Article 5.

“Fair Market Value” means, as of any date:

(a)

if the Stock is readily tradeable on a national or regional securities exchange or market system, or is quoted on the Over the Counter Bulletin Board (OTCBB), the Fair Market Value of a share of Stock will be the sales price at close of the Stock on the Award Date, time of exercise, or other date of calculation (or on the last preceding trading date if Stock was not traded on such date) as quoted on such national or regional securities exchange or market system or the OTCBB (whichever constitutes the primary market for the Stock), as reported by the Consolidated Tape Association, the OTCBB or such other source as the Committee deems reliable; or

(b)

if the Stock is not readily tradeable on a national or regional securities exchange or market system and is not quoted on the OTCBB, the fair market value as determined in good faith by the Board or the Committee, by the reasonable application of a reasonable valuation method in accordance with Section 409A and Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) (or any similar or successor provision), thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

“Incentive Compensation Award” means a cash-denominated award based on the achievement of Performance Goals, subject to the requirements of Article 11 and awarded in accordance with the terms of the Plan.

“Insider” means an Officer, Director, or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

“Insider Trading Policy” means the written policy of the Corporation pertaining to the purchase, sale, transfer or other disposition of the Corporation’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Corporation or its securities.

“Non-Qualified Stock Option” means an Option that is not intended to (as set forth in the Award Agreement) or that does not qualify as an “incentive stock option” within the meaning of Code Section 422.

“Officer” means any person designated by the Board as an officer of the Corporation.

“Option” means an option to purchase Stock at an Exercise Price determined on the Award Date, subject to the applicable provisions of Article 5, awarded in accordance with the terms and conditions of the Plan.

“Participant” means an Eligible Individual to whom the Committee has made one or more Awards under the Plan in accordance with Section 4.1 of the Plan.

“Performance Goals” will mean performance goals established by the Committee prior to the grant of an Award and based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination thereof, and that are intended to qualify under Section 162(m):  (a) net earnings; (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income per share; (f) gross revenue or revenue by pre-defined business segment; (g) revenue backlog; (h) pre- or post-tax profit margins; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (j) earnings per share; (k) return on stockholders’ equity; (l) stock price; (m) return on common stockholders’ equity; (n) return on capital; (o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; (s) ratio of operating expenses to operating revenues; (t) market share; (u) volume; (v) revenue per contract; and (w) adjusted pretax income, in each case, absolute or relative to peer- group comparative.

The Committee also may benchmark Performance Goals under one or more of the measures described above relative to the performance of other corporations. The Committee will set such Performance Goals within the time prescribed by Section 162(m). The Committee will have the discretion to adjust targets set for pre-established performance objectives as it deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in accordance with Section 162(m). If the Committee determines it is advisable to grant Awards that will not qualify for the performance-based exception of Section 162(m), the Committee may grant Awards that do not so qualify.

“Performance Period” means a period of one or more years, as determined by the Committee.

“Person” means a “person” as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act.

“Plan” means the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (second amendment and restatement effective February 17, 2016), as set forth herein, as the same may be further amended, administered or interpreted from time to time.

“Public Offering” means any sale of any class of the Corporation’s equity securities pursuant to an effective registration statement under Section 12 of the Exchange Act filed with the SEC on Form S-1 (or any successor form adopted by the SEC), provided that the following will not be considered a public offering: (a) any issuance of common equity securities by the Corporation as consideration for a merger or acquisition, (b) any issuance of common securities to employees, directors or consultants of any of the Corporation or any of its Affiliates as part of an incentive or compensation plan, (c) any issuance of common equity securities as part of a unit with debt or preferred stock or any similar structure in which the common equity securities are being offered primarily as a means of enhancing the Corporation’s ability to sell the debt or preferred stock and (d) the issuance of Stock by the Corporation upon conversion of any preferred stock of the Corporation.

“Restricted Stock” means an award of shares of Stock delivered under the Plan subject to the requirements of Article 6 and such other restrictions as the Committee deems appropriate or desirable.  The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

“Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Article 7, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable in Stock or cash, in the Committee’s sole discretion. The restrictions on, and risk of forfeiture of, Restricted Stock Units generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended, and any guidance issued thereunder by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002. A reference to any provision of the Sarbanes-Oxley Act will include reference to any successor provision of the Sarbanes-Oxley Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 162(m)” means Code Section 162(m), as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.

“Section 409A” means Code Section 409A, as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended. A reference to any provision of the Securities Act will include reference to any successor provision of the Securities Act.

“Service” means the provision of personal services to the Corporation or its Affiliates in the capacity of (a) an Employee, (b) a Director, or (c) a consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Corporation or its Affiliates, a transfer of the Participant among the Corporation and its Affiliates, or a change in the Corporation or Affiliate for which the Participant renders such Service, provided in each case that there is no interruption or termination of the Participant’s Service. Additionally, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Corporation, provided that if any such leave taken by a Participant exceeds  90  days,  then  on  the  91st  day  immediately  following  such  90-day  period,  the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Corporation, a leave of absence authorized by the Corporation shall be treated as Service for purposes of determining vesting under the Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the time that the entity for which the Participant performs Service ceases to be an Affiliate of the Corporation. Subject to the foregoing, the Corporation, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

“Stock” means the “Common Stock” of the Corporation (as defined in Article Fourth (a)(i) of the Second Amended and Restated Certificate of Incorporation of the Corporation).

ARTICLE 2

PLAN ADMINISTRATION

Section 2.1 Administration. The Committee will administer the Plan. The Committee will interpret the Plan and any Award Agreement or other form of agreement or other document used by the Corporation in the administration of the Plan or of any Award, and prescribe such rules, regulations, and procedures in connection with the operation of the Plan, as it deems to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee will have the authority and complete discretion to:

(a)	Prescribe, amend, and rescind rules and regulations relating to the Plan and any Awards;
(b)	Select Eligible Individuals (including members of the Committee) to receive Awards, as provided in Section 4.1 of the Plan;
(c)	Determine the form and terms of Awards;
(d)	Determine the number of shares of Stock or other consideration subject to Awards, as provided in Articles 5 through 9 of the Plan;
(e)

Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f)	Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;
(g)	Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;
(h)	Accelerate or, with the consent of the Participant, defer the vesting of any Award or the exercise date of any Award, subject to the limitations of Section 409A;
(i)

Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to Officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function, other than any such delegation that would cause Awards or other transactions under the Plan to cease to (i) be exempt from Section 16(b) of the Exchange Act, (ii) satisfy the independent director requirements of the applicable national or regional securities exchange or market system, or (iii) qualify as “performance-based compensation” under Section 162(m);

(j)

To the extent permissible under Section 141(c) and Section 157(c) of the Delaware General Corporation Law and other applicable laws, regulations and stock exchange rules, the Board and the Committee may each, in their discretion, delegate to another committee or one or more officers of the Corporation, any or all of the authority and responsibility of the Committee with respect to awards to Employees who are not subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent that the Board or the Committee has delegated to such other committee or to one or more officers of the Corporation, the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be deemed to refer to such other committee or to such officer or officers;

(k)

Amend, modify, extend, cancel or renew any Award, and authorize the exchange, substitution, or replacement of Awards, provided that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution, or replacement will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) any such amendment, modification, extension, cancellation, renewal, exchange, substitution or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to reduce the Exercise Price of any outstanding Option, cancel an Option in exchange for cash or other Awards, exchange or replace an outstanding Option with a new Option with a lower Exercise Price, or take any other action that would be a “repricing” of Options, without stockholder approval, except pursuant to Section 5.2;

(l)

Determine whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants referred to in Section 10.12; and

(m)	Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee will keep records of action taken at its meetings.  A majority of the Committee will constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, will be the acts of the Committee.

Section 2.2 Administration with Respect to Insiders. With respect to Eligible Individuals who are Insiders, at any time that any class of equity security of the Corporation is registered under Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

Section 2.3 Indemnification.  Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under this Article 2, will be indemnified and held harmless in accordance with the Corporation’s Second Amended and Restated Certificate of Incorporation.

ARTICLE 3

AUTHORIZED SHARES

Section 3.1 Shares Available Under the Plan.  Subject to adjustment as set forth in Section 3.2, the maximum number of shares of Stock that may be issued or delivered and as to which Awards may be granted under the Plan will be equal to the sum of: (a) 4,248,497 shares of Stock, which were authorized at the time that the Plan was first adopted by the Board effective January 13, 2010; (b) 3,000,000 shares of Stock; (c) any shares of Stock subject to an Award under the Plan that expires without being exercised, or is forfeited, canceled, settled or otherwise terminated without a distribution of Stock to the Participant; (d) shares of Stock not delivered to the Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”); and (e) shares of Stock delivered (either actually or by attestation) to or withheld by the Corporation in connection with the exercise of an Option awarded under the Plan, or in payment of any required income tax withholding for the exercise of an Option or the vesting of Restricted Stock awarded under the Plan. The shares that may be issued or delivered under the Plan may be either authorized but unissued shares, repurchased shares, or partly each.

If any Award granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, or, if and to the extent that an Award of Restricted Stock Units is paid in cash rather than the issuance of shares of Stock, the number of shares subject to such Award (or in the case of Restricted Stock

Units, the number of shares of Stock for which payment was made in cash) will again be available for purposes of the Plan.

If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (i) assumes stock options or other stock incentive obligations of such other company, or (ii) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation will be charged against the limitations set forth in this Section 3.1.

Section 3.2 Adjustment and Substitution of Shares.  If a dividend or other distribution will be declared upon the Stock, payable in shares of Stock, the number of shares of Stock then subject to any outstanding Award or by reference to which the amount of any other Award is determined and the number of shares that may be issued or delivered under the Plan will be adjusted by adding thereto the number of shares that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend or distribution.

If the outstanding shares of Stock will be changed into or exchangeable for a different number or kind of shares of Stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then the Committee will substitute for each share of Stock subject to any then-outstanding Award and for each share of Stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock is so changed or for which each such share is exchangeable, provided that in the event of a merger, acquisition or other business combination of the Corporation with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) will be conclusively deemed to be appropriate for purposes of this Section 3.2.

In the case of any adjustment or substitution as provided for in this Section 3.2, the aggregate Exercise Price for all shares subject to each then-outstanding Option prior to such adjustment or substitution will be the aggregate Exercise Price for all shares of Stock or other securities (including any fraction) to which such shares will have been adjusted or which will have been substituted for such shares. Any new Exercise Price per share will be carried to at least three decimal places with the last decimal place rounded upwards.

No adjustment or substitution provided for in this Section 3.2 will require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities that result from any such adjustment or substitution will be eliminated and not carried forward to any subsequent adjustment or substitution.

If any adjustment or substitution would cause a modification, extension or renewal of an Option within the meaning of Section 409A, the Committee may elect that such adjustment or substitution not be made but rather will use reasonable efforts to effect such other adjustment of each then-outstanding Option as the Committee in its sole discretion will deem equitable and that will not result in any such modification, extension or renewal under Section 409A.

ARTICLE 4

ELIGIBILITY AND AWARDS

Section 4.1 Eligibility.  Subject to the provisions of the Plan, the Committee will have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards will be granted.

Section 4.2 Award Agreement. Each Award granted under the Plan will be evidenced by a written or electronic Award Agreement, in a form approved by the Committee. Such Award Agreement will be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and will be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an executive Officer by the Board for Section 16 purposes, on behalf of the Corporation, and by the Participant to whom such

Award is granted. The Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan.

Section 4.3 Corporation’s Obligation to Deliver Stock.  The obligation of the Corporation to issue or deliver shares of Stock under the Plan will be subject to (a) the effectiveness of a registration statement under the Securities Act, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (b) the condition that the shares will have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (c) all other applicable laws, regulations, rules and orders that may then be in effect.

ARTICLE 5

STOCK OPTIONS

Section 5.1 Grant of Stock Options. The Committee will have authority, in its discretion, to grant Non-Qualified Stock Options. Options granted under the Plan will be subject to the following terms and conditions of this Article 5.

Section 5.2 Exercise Price. Subject to adjustment as set forth in Section 3.2, the Exercise Price will be such price as the Committee, in its discretion, will determine and set forth in the Award Agreement, except that, the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date.

Section 5.3 Payment of Exercise Price.  The Exercise Price will be payable in full in any one or more of the following ways:

(a)	in cash, check, bank draft, money order or wire transfer payable to the Corporation;
(b)

by delivery to the Corporation (either by actual delivery or by attestation) of shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 6) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased;

(c)

by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes);

(d)by a “net exercise” arrangement under which the Corporation will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided that the Corporation shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued; and provided further that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the Exercise Price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

(e)provided that a public market for the Corporation’s Stock exists, and to the extent permitted by the Sarbanes-Oxley Act:

(i)

through a “same day sale” commitment from the Participant and a broker- dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the Exercise Price (or a larger number of the shares so purchased), and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation (and any excess to the Participant);

(ii)

through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation; or

(f)by any combination of the foregoing.

If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share will be paid in cash. The date of exercise of an Option will be determined under procedures established by the Committee, and the Exercise Price will be payable at such time or times as the Committee, in its discretion, will determine. No shares will be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made. When full payment of the Exercise Price has been made, the Participant will be considered for all purposes to be the owner of the shares with respect to which payment has been made.

Section 5.4 Exercisability, Expiration, and Term of Options. Subject to this Section 5.4 and Section 2.1, Options may be exercised at such times, in such amounts and subject to such restrictions as will be determined by the Committee, in its discretion. An Option may be exercised (a) at such time as the Option vests, or (b) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests, provided that such Stock obtained will be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 6 and in the applicable Award Agreement. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. Restrictions and conditions on the exercise of an Option need not be the same for each Award or for each Participant.

Each Option will terminate not later than the expiration date specified in the Award Agreement pertaining to such Option, provided that the expiration date with respect to an Option shall not be later than the 10th anniversary of its Award Date.

Except as otherwise provided in the Award Agreement, the vesting conditions on an Option will lapse upon the date that a Participant dies or becomes Disabled. Except as otherwise provided in the Award Agreement, a Participant (or his or her beneficiary, as applicable) must exercise any outstanding Option, if any, within one year following the Participant’s death or Disability (or by the 10th anniversary of the Option’s Award Date, if earlier). If the Participant does not exercise any outstanding Option within one year from the Participant’s death or Disability (or by the 10th anniversary of the Option’s Award Date, if earlier), the outstanding Option will be cancelled and forfeited.

Subject to the preceding paragraph, unless otherwise determined by the Committee and set forth in an Award Agreement or an amendment thereto, following a Participant’s termination of Service for any reason other than Cause, such Participant must exercise any outstanding Option, if at all, within 90 days from the date of termination of Service (or by the 10th anniversary of the Option’s Award Date, if earlier). If the Participant does not exercise any outstanding Option within 90 days from the date of termination of Service (or by the 10th anniversary of the Option’s Award Date, if earlier), the outstanding Option will be cancelled and forfeited. All Options, including vested Options, will be cancelled and forfeited immediately upon a Participant’s termination of Service for Cause.

Notwithstanding any contrary provision of this Section 5.4, if, on the date an outstanding Option would expire, the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be extended to a date that is 30 calendar days after the date the exercise of the Option would no longer violate applicable securities laws.

ARTICLE 6

RESTRICTED STOCK

Section 6.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, shares of Restricted Stock to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals. Restricted Stock also may be received by a Participant as the result of an exercise of an Option, when such award has not vested.

Section 6.2 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. During any period in which shares acquired under a Restricted Stock Award remain subject to vesting conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of. Except as otherwise provided in the Award Agreement, the vesting conditions on any shares of Restricted Stock will expire and the restrictions on shares of Restricted Stock will lapse upon the date that a Participant dies or becomes Disabled. Upon request by the Corporation, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Corporation any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Section 6.3 Termination of Service. Except as otherwise provided in Section 6.2 above, if a Participant’s termination of Service occurs for any reason before the expiration of the vesting conditions, all shares of Restricted Stock that remain subject to vesting conditions will be forfeited by the Participant as of the Participant’s termination of Service, unless the Committee otherwise determines. In the case of Restricted Stock purchased through the exercise of an Option, the Corporation will refund the Exercise Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock will again become available for award under the Plan.

Section 6.4 Voting Rights; Dividends and Distributions.  Except as provided in this Section 6.4 or the Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to vesting conditions, the Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. Unless otherwise provided for in an Award Agreement, for a Restricted Stock Award based upon the satisfaction of Performance Goals, the Participant shall be entitled to receive dividends or other distributions during the period beginning on the date a Restricted Stock Award is granted and ending, with respect to each share of Stock underlying the Award, on the earlier of the date the Performance Period is completed or the date on which the Award is terminated.  Dividends or other distributions paid on a Restricted Stock Award based upon the satisfaction of Performance Goals will be based on the number of shares earned by the Participant.  However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same vesting conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

ARTICLE 7

RESTRICTED STOCK UNIT AWARDS

Section 7.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals.

Section 7.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to or for the benefit of the Corporation or an Affiliate.

Section 7.3 Vesting. Restricted Stock Unit Awards shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. Except as otherwise provided in the Award Agreement, the vesting conditions on any Restricted Stock Unit Award will expire and the Restricted Stock Unit will become fully vested upon the date that a Participant dies or becomes Disabled.

Section 7.4 Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).

The Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalent Rights during the period beginning on the date a Restricted Stock Unit Award is granted and ending, with respect to each share of Stock underlying the Award, on the earlier of the date the Award vests or the date on which it is terminated. For a Restricted Stock Unit Award based upon the satisfaction of Performance Goals, the Dividend Equivalent Rights paid will be based on the number of shares earned by the Participant.  However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividend equivalents) to which the Participant may be entitled by reason of the Participant’s Restricted Stock Unit Award shall be immediately subject to the terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Unit Award with respect to which such Dividend Equivalent Rights were paid or adjustments were made.

Section 7.5 Effect of Termination of Service. Except as otherwise provided in Section 7.3 above or by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary, then the Participant shall forfeit any Restricted Stock Units that remain subject to vesting conditions as of the date of the Participant’s termination of Service.

Section 7.6 Settlement of Restricted Stock Unit Awards. The Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 3.2) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the vesting date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, any Stock issued or cash paid to the Participant in settlement of the Restricted Stock Units will be issued or paid, as applicable, as soon as administratively practicable following the applicable vesting date but in no event later than March 15th of the year following such vesting date (unless such Restricted Stock Unit has been deferred as permitted by the Committee under this Section 7.6).

ARTICLE 8

CHANGE IN CONTROL

Section 8.1 Accelerated Vesting. Unless otherwise provided for in an Award Agreement, Awards will be “double-trigger” unless a successor entity cannot or will not provide a Replacement Award (as defined below), in which case the Award will revert to “single-trigger” as follows:

Upon a Change in Control, all then-outstanding Awards shall vest in accordance with paragraphs (a), (b), and (c) below, except (i) as otherwise provided in an Award Agreement or (ii) to the extent that another Award meeting the requirements of Section 8.2(a) (a “Replacement Award”) is provided to the Participant pursuant to Section 3.2 and consistent with Section 409A, to the extent applicable, to replace such Award (the “Replaced Award”).

(a)Outstanding Options. Upon a Change in Control in which the Corporation is the surviving corporation, a Participant’s then-outstanding Options that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied as if target performance were achieved) and exercisable over the exercise period set forth in the applicable Award Agreement.  Upon a Change in Control in which the Corporation is not the surviving corporation, a Participant’s then-outstanding Options shall become fully vested and exercisable for such period of time prior to the Change in Control as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Change in Control.  The Committee shall provide written notice of the period of accelerated exercisability of Options to all affected Participants.  The exercise of any Option whose exercisability is accelerated as provided in this paragraph (a) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before such consummation. Alternatively, the Committee may elect to cancel such Options and pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a share of Stock as a result of the Change in Control (or if the Corporation's stockholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a share of Stock on the day immediately prior to the Change in Control) over (ii) the per-share Exercise Price of such Option, multiplied by the number of shares of Stock subject to such Award.  No payment shall be made to a Participant for any Option if the Exercise Price for such Option exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a share of Stock as a result of the Change in Control.

(b)Outstanding Awards, other than Options, Subject Solely to a Service Vesting Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Corporation or any Affiliate shall become fully vested and shall be settled in cash, Stock or a combination thereof, as determined by the Committee, within 30 days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).

(c)Outstanding Awards, other than Options, Subject to a Performance Vesting Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied at the greater of target performance or the level of performance actually achieved as of the date of the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) and shall be settled in cash, Stock or a combination thereof, as determined by the Committee, within 30 days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).

Section 8.2 Replacement Awards.

(a)An Award shall meet the conditions of this Section 8.2 (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (provided, however, that the Replacement Award may be of a different type as the Replaced Award if such Replacement Award has been approved by the Committee, as constituted immediately prior to the Change in Control); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Corporation or its successor following the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; (iv) its terms and conditions comply with Section 8.2(b); and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation or assumption of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 8.2(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.  Without limiting the generality of the foregoing, the Committee may determine the value of Replaced Awards and Replacement Awards that are Options by reference to either their intrinsic value or their fair value.

(b)Upon a termination of Service of a Participant after a Change in Control, other than for Cause, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and in the case of Replacement Awards in the form of (i) Options shall be fully exercisable and shall remain exercisable in accordance with their terms, (ii) Awards with one or more performance-based vesting conditions for performance measurement periods not yet ended at the date of termination shall be deemed to be satisfied at the greater of target performance or the level of performance actually achieved as of the date of termination of Service (with similar performance assumed to be achieved through the remainder of the performance period) and shall be paid upon or within 60 days of such termination of Service, (iii) Awards (other than Options) with only service-based vesting conditions shall be paid upon or within 60 days of such termination of Service.  Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Section 409A, payment shall be made pursuant to the Award’s original schedule in order to comply with Section 409A.

Section 8.3 Excess Parachute Payment. In the event that  any  acceleration  of  vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. To aid the Participant in making any election made under this Section 8.3, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant, the Corporation shall request a determination in writing by independent experts selected by the Corporation. As soon as practicable thereafter, the independent experts shall determine and report to the Corporation and the Participant the amount of such acceleration of vesting, payments and benefits that would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the independent experts may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Corporation and the Participant shall furnish to the independent experts such information and documents as the experts may reasonably request in order to make their required determination. The Corporation shall bear all fees and expenses the independent experts may reasonably charge in connection with their services contemplated by this Section 8.3, and any excise tax, income tax, interest, or penalties imposed on the Participant as a result of a successful Internal Revenue Service claim that, contrary to the determination and report of the independent experts, the Participant must pay an excise tax under Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G.

ARTICLE 9

CERTIFICATES FOR AWARDS OF STOCK

Section 9.1 Stock Certificates. Except as otherwise provided in this Section 9.1, each Participant entitled to receive shares of Stock under the Plan will be issued a certificate for such shares. Such certificate will be registered in the name of the Participant and will bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to the Stock and will be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or market system. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant will be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the vesting conditions expire or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient will have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the vesting conditions will have expired without forfeiture in respect of such shares of Restricted Stock.

Section 9.2 Compliance With Laws and Regulations. The grant of Awards and the issuance of shares of Stock pursuant to an Award shall be subject to compliance with all applicable requirements of Federal, state, local and non-U.S. law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares of Stock issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Corporation, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to issuance of any Stock, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.

Section 9.3 Restrictions. All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 9.1) also will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal, state or non-U.S. securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 9.3 will not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

Section 9.4 Rights of Stockholders. Except as otherwise provided herein, no Participant awarded an Option or Restricted Stock Unit will have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Participant. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Sections 3.2, 6.4, 7.4, or another provision of the Plan.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan will be deemed to give any Eligible Individual any right to be granted an Award and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement will confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant’s Service at any time.

Section 10.2 Amendment. The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided that no such alteration, amendment, revocation, termination, or suspension will terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan will, without prior stockholder approval (a) increase the total number of shares of Stock that may be issued or delivered under the Plan; (b) make any changes in the class of Eligible Individuals; (c) extend the period set forth in the Plan during which Awards may be granted; or (d) make any changes that require stockholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded.  No alteration, amendment, revocation or termination of the Plan or suspension of any Award will materially adversely affect, without the written consent of the holder of an Award theretofore granted under the Plan, the rights of such holder with respect to such Award. The Committee may not amend any Award to extend the exercise period beyond a date that is later than the earlier of the latest date upon which the Award could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the Award, or otherwise cause the Award to become subject to Section 409A.

Section 10.3 Effective Date and Duration of Plan. The Plan was first adopted by the Board effective January 13, 2010. The Plan was amended and restated effective February 8, 2011.  The Plan was further amended and restated by the second amendment and restatement effective February 17, 2016 (the “Effective Date”) provided that the Corporation’s stockholders approve such amendment of the Plan within one year of that date. The Plan will remain in effect until the earliest of the date (a) all shares authorized to be issued or transferred hereunder have been issued or transferred (b) the Plan is terminated by the Board, or (c) the 10th anniversary of the Effective Date, and will continue in effect thereafter with respect to any Awards outstanding at the time of such termination.

Section 10.4 Unfunded Status of Plan.  The Plan will be unfunded.  The Corporation will not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation, provided that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements will be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

Section 10.5 Tax Withholding. Whenever the Corporation proposes or is required  to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state, local and non-U.S. tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the number of shares sufficient to satisfy all or a portion of the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation as may be permitted under applicable accounting standards that would not result in an Award otherwise classified as an equity award under FASB Accounting Standards Codification Topic 718 to be classified as a liability award under FASB Accounting Standards Codification Topic 718 as a result of the withholding of Stock with a Fair Market Value in excess of the minimum statutory tax withholding obligation). Whenever payments under the Plan are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state, local and non-U.S. tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock, provided that the Participant, by accepting the Award will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or Restricted Stock Units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation). This direction and authorization is intended to comply with the requirements of Rule 10b5- 1(c)(1)(i)(B) of the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act. Such shares will be sold on the day the Restricted Stock or Restricted Stock Units become vested, which is the date the tax withholding obligation arises, or as soon thereafter as practicable. Unless otherwise provided by the Committee, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant will agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee may pay such excess in cash to the Participant through payroll.  The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon  as  practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.

Section 10.6 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans.

Section 10.7 Successors and Assigns. The terms of the Plan will be binding upon the Corporation and its successors and assigns.

Section 10.8 Headings.  Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 10.9 Applicable Laws, Rules and Regulations. The Plan and the grant of Awards will be subject to all applicable Federal, state, local and non-U.S. laws, rules and regulations and to such approval by any government or regulatory agency as may be required.

Section 10.10 Governing Law. To the extent not preempted by Federal law, the Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of the Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

Section 10.11 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become Disabled before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Award Agreement.

Section 10.12 Forfeiture Events.

(a)

The Committee may specify in the Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b)

The Award Agreement may provide that, notwithstanding any other provision of the Plan to the contrary, if the Participant breaches the non-compete, non- solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after termination of Service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(i)	any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or
(ii)

the profit the Participant has realized on the exercise of any Options, which is the difference between the Exercise Price and the Fair Market Value of the Option that the Participant exercises after terminating Service and within the six-month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 10.13 Notice. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the U.S. mail or, (c) if sent by overnight courier, on the regular business day following the date sent. Notice to the Corporation should be sent to CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel. Notice to the Participant should be sent to the address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section 10.13 by giving the other party written notice of such change, in accordance with the procedures described above.

Section 10.14 Awards Not Transferable. Except as otherwise provided in the Award Agreement, no Option, Restricted Stock Award, or Restricted Stock Unit (or the right to receive shares of Stock under such Award) may be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. The Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Option, at any time prior to the Participant’s death, to assign all or any portion of the Option granted to him or her to (a) the Participant’s spouse or lineal descendants; (b) the trustee of a trust for the primary benefit of the Participant, the Participant’s spouse or lineal descendants, or any combination thereof; (c) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (d) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (e) upon the termination of a trust by the custodian or trustee thereof or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Award Agreement. Any such assignment will be permitted only if (i) the Participant does not receive any value or consideration thereof and (ii) the assignment is expressly permitted by the applicable Award Agreement. The Committee’s approval of the Award Agreement with assignment rights will not require the Committee to include such assignment rights in the Award Agreement with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.

Section 10.15 Awards to Non-U.S. Nationals and Employees Outside the U.S. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Corporation or an Affiliate operates or has Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)Determine which Affiliates shall be covered by the Plan;

(b)Determine which Employees and Directors outside the U.S. are eligible to participate in the Plan;

(c)Modify the terms and conditions of any Award granted to Employees or Directors outside the U.S. to comply with applicable non-U.S. laws and/or to facilitate the operation and administration of Awards and the Plan;

(d)Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Section 10.16 Compliance With Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan is, and all Awards made under the Plan are, intended to comply with Section 409A, including the exceptions for stock rights, short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be construed, interpreted and administered accordingly. If any provision of the Plan or the Award Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A and any such modification will attempt to maintain the same economic results as were intended under the Plan and Award Agreement. The Corporation cannot guarantee that the Awards, payments and benefits that may be made or provided under the Plan will satisfy all applicable provisions of Section 409A. Payments made to a Participant under the Plan or the Award Agreement in error shall be returned to the Corporation and do not create a legally binding right to such payments.

Section 10.17 Severability. If any provision of the Plan or any Award Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award Agreement, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

Section 10.18 Employment Agreement. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent an employment agreement between a Participant and the Corporation or an Affiliate provides vesting terms with respect to an Award that are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment agreement shall control.

ARTICLE 11

INCENTIVE COMPENSATION AWARDS

Section 11.1 Incentive Compensation Awards. In addition to any other Awards under the Plan, the Committee may make Incentive Compensation Awards to Employees, based on the achievement of Performance Goals. The Committee may specify, at the time of grant of an Incentive Compensation Award (other than an Option) to a Participant who is then a “Covered Employee” (as that term is defined in Section 162(m)(3) or any successor provision), or may be a Covered Employee as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such Incentive Compensation Award, that all or any portion of such Award is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m). With respect to each Incentive Compensation Award, the Committee shall establish, in writing, that the vesting and/or payment pursuant to the Incentive Compensation Award shall be conditioned on the attainment of specified Performance Goals selected by the Committee for the specified Performance Period. The Committee shall take such action no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed and, in any event, at a time when the outcome of the Performance Goals remain substantially uncertain.

Section 11.2 Payout of Incentive Compensation Awards. Except as provided in the applicable Award Agreement, a Participant must remain continuously in Service with the Corporation or an Affiliate through the last day of the Performance Period to be eligible to receive a payout of the Incentive Compensation Award. Unless the Committee specifies otherwise in the Award Agreement, payout of the Incentive Compensation Award will be made in cash. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the Incentive Compensation Award otherwise payable to the Participant pursuant to this Section. A Participant who terminates employment before the end of the Performance Period will forfeit his or her Incentive Compensation Award; provided that, if the Participant’s employment terminated due to the Participant’s death or becoming Disabled, the Committee may approve, in its sole discretion, a pro rata payout to such Participant.

Section 11.3 Committee Certification and Authority. After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Goal has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Incentive Compensation Award subject to this Article 11.  Notwithstanding any provision of the Plan, with respect to any Incentive Compensation Award subject to this Article 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award. The Committee shall have the power to impose such other restrictions on Incentive Compensation Awards subject to this Article 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).

Section 11.4 Annual Award Limits. Unless and until the Committee determines that an Award to a Participant shall not be designed to qualify as “qualified performance-based compensation”, as described under Section 162(m), the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 3.2, shall apply to grants of such Awards under this Plan:

(a)	Options. The maximum aggregate number of shares of Stock subject to Options granted to any one Participant in any one calendar year shall be 1,000,000 shares, determined as of the date of grant.
(b)

Restricted Stock and Restricted Stock Units. The maximum aggregate number of shares of Stock subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one calendar year shall be 500,000 shares, determined as of the date of grant.

(c)	Incentive Compensation Award and other cash-based Awards. The maximum aggregate amount that may be paid to any Participant in any calendar year under an Incentive Compensation Award or any other Award that is payable or denominated in cash, in each case that the Committee has determined shall be designed to qualify as qualified performance-based compensation, shall be $5,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate to all forms of Awards subject to this clause (c)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year of the Corporation, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration. To the extent that any form of Award subject to this clause (c) is to be settled in shares of Stock, either pursuant to the discretion of the Committee or at the election of the applicable Participant, compliance with the limit established by this clause (c) shall be determined by calculating the dollar value of the shares of Stock to be issued in settlement based on the Fair Market Value of such shares of Stock as of the applicable settlement date.

(d)

Section 162(m) Bonus Pool. At the determination of the Committee, within the first ninety (90) days of the respective Performance Period, the Committee may adopt a Section 162(m) cash bonus pool, based upon a designated percentage of one of the financial measures included in the definition of “Performance Goals” (e.g., 3% of adjusted pretax income). Such adoption shall include an allocation of the cash bonus pool to Participants who are bonus pool participants for that Performance Period (totaling no more than 100% of the pool).  At the end of the Performance Period, the Committee will verify the actual pool dollars and may exercise negative (but not positive) discretion in the determination of the actual bonus to be paid  to each respective bonus pool participant for that Performance Period; provided, however, the allocation shall satisfy the maximum limits set forth in clause (c) above.

--------------------------

Exhibit B

Benefits At a Glance

At the Chicago Board Options Exchange, we believe that benefits play a crucial role in an individual’s decision to join and stay with our organization. Based on this belief, we constantly review our programs to ensure that they are competitive and cost effective. The following summarizes the programs offered to full-time employees.

MEDICAL INSURANCE

•	Full-time employees and their dependents are eligible the day after completion of one month of continuous employment.
•

Eligible dependents include your spouse and or your Domestic Partner/Civil Union Partner and dependent child(ren) under the age 26 as well as unmarried military veteran dependents who are Illinois residents and under the age of 30.

	Blue Cross Blue Shield PPO B		Blue Cross Blue Shield PPO/HSA
Benefit	In-Network	Out-of-Network	In-Network	Out-of-Network
Deductible:
Individual	$750	$1,500	$1,500	$3,000
Family	$2,000	$4,000	$3,000*	$6,000*
Out-of-Pocket Limit:
Individual	$2,500	$5,000	$3,000	$6,000
Family	$5,000	$10,000	$6,000	$12,000
Lifetime Maximum			Unlimited
Coinsurance	80%	60%	80%	60%
Physician Office Visit
Primary Care Physician	80%	60%	80%	60%
Specialist	80%	60%	80%	60%
Preventive Care	100%	100%	100%	100%
Hospital Services
Deductible per admission	$200	$200	80% / after deductible	60% / after deductible
Inpatient	80%	60%	80%	60%
Outpatient	80%	60%	80%	60%
Emergency Care	100% /no deductible		100% /after deductible
Mental Health/ Substance Abuse
Deductible per admission	$200 (applies towards the deductible)		80% / after deductible	60% / after deductible
Inpatient	80%	60%	80%	60%
Outpatient	80%	60%	80%	60%
Other Covered Services	80%		80% /after deductible

 *Note: The PPO/HSA family deductible is an aggregate deductible. For example, if one family member meets the $3,000 deductible the entire family has met it for the year. The minimum HSA deductible is mandated by law and may be adjusted annually.

As of 07/01/2016 1

PRESCRIPTION DRUG PLAN

The chart below provides employee co-payments for prescriptions. Prescription coverage is administered by Express Scripts.

PPO Plan B:	Generic	Single Source Brand	Multi Source Brand
Retail 30	$10.00	10% Co-insurance $25.00 Minimum $50.00 Maximum	10% Co-insurance $40.00 Minimum $80.00 Maximum
Advantage 90	$20.00	10% Co-insurance $50.00 Minimum $100.00 Maximum	10% Co-insurance $80.00 Minimum $160.00 Maximum
Mail Order	$20.00	10% Co-insurance $50.00 Minimum $100.00 Maximum	10% Co-insurance $80.00 Minimum $160.00 Maximum
PPO/HSA Plan

Prior to meeting the PPO/HSA deductible ($1,500 single & $3,000 family), you will be responsible for paying the total cost of the prescription – of which is reimbursable from the HSA.

After meeting the deductible, the plan will then pay 80% of the cost. Once the Out-of-Pocket limit ($3,000 for individual & $6,000 for family) has been satisfied, the plan will pay 100% of the cost.

EASY TO USE HEALTH CARE RESOURCES & TOOLS

As a health care consumer, you are encouraged to take charge of your health with the easy-to-use tools provided by Blue Cross Blue Shield of Illinois through Blue Access for Members (http://www.bcbsil.com/login.html) a few of which are noted below.

•	Ask your physician questions about treatments and tests
•	Use the Blue Star Hospital Report to learn information about hospital quality and safety
•	Use the 24/7 Nurse line to assist with questions regarding health problems or concerns. It is staffed by registered nurses who are available 24 hours a day, 7 days a week. Call (800) 299-0274.
•	Use the Cost Estimator to obtain estimated costs of various medical procedures
•	Use the My Health section of Blue Access for Members to make more informed health care decisions by reading about health and wellness topics and research specific conditions

Express Scripts also offers an easy to use website (http://express-scripts.com/) to assist you in making the best financial choices in purchasing medications. You can also download the Express Scripts Smartphone application which can assist patients to make decisions regarding prescriptions with their physician while still in the exam room:

•	To determine if a drug requires prior authorization
•	To check drug interaction using real time information
•	Send alerts so you never miss a dose or refill

Keep in mind that you can also save money by using mail order.

DENTAL INSURANCE

Eligibility

•	Full-time employees are eligible the day after completion of one month of continuous employment.
•

Eligible dependents include your spouse and or your Domestic Partner/Civil Union Partner and dependent child (ren) not married under the age 26 as well as unmarried military veteran dependents who are Illinois residents and under the age of 30.

As of 07/01/2016 2

DENTAL INSURANCE (cont’d.)

•

If dental coverage is waived, the waiver will stay in effect for 2 years. You will not be eligible to enroll until the next Open Enrollment period following the 2 year period unless you have a qualifying event.

Coverage Type	Coverage Description	In-Network	Out-of-Network	Annual Deductible
A	Preventative	100%	100%	N/A
B	Basic Restorative	100%	80%	$50 Individual/$100 Family
C	Major Restorative	50%	50%	$50 Individual/$100 Family
D	Orthodontia	50%*	50%*	N/A
Maximum Annual Benefit	$1,250**		$1,000**

* Orthodontia has a lifetime maximum benefit of $1,000 for dependents age 19 and under.

** One annual deductible for total services – Basic and/or Major.

Dental coverage is administered by MetLife. Use of a MetLife participating dentist may allow you to receive greater benefits and pay less for your dental treatment versus the use of non-participating dentist.

2016 Medical & Dental Insurance Employee Contribution Schedule Per Pay Period

Contributions change in January of each calendar year

Coverage Level	PPO Plan B	PPO/HSA	Dental Plan
Employee	$80.53	$60.41	$9.38
Employee + Spouse	$165.08	$129.75	$18.75
Employee + Child(ren)	$148.97	$117.09	$19.25
Family	$289.89	$227.85	$33.75

HEALTH SAVINGS ACCOUNT (HSA)

When enrolling in the PPO/HSA plan, you have an option to contribute to a Health Savings Account which allows:

•	tax free contributions,
•	tax free earnings,
•	tax free withdrawals when used for qualified medical expenses, and
•	the ability to rollover contributions from year to year.

To take advantage of an HSA:

•	you must be enrolled in the high deductible plan (PPO/HSA),
•	you cannot be covered under other health insurance,
•	you cannot be enrolled in Medicare or Medicaid,
•	you cannot be claimed as a dependent on another individual’s tax return and
•	you do not have a spouse with a health FSA or Health Reimbursement Account that could reimburse your medical expenses.

FLEXIBLE SPENDING ACCOUNTS

•	Full-time employees hired in the current year are eligible after completion of one month of continuous employment.
•	Annual open enrollment is held each fall for coverage effective January 1st. Current participants must re-enroll each year.

Medical Spending Account

Up to $2,550 per year can be set aside on a pre-tax basis to pay for unreimbursed medical & dental expenses such as deductible, copayments, vision, and orthodontia expenses for employee or other eligible dependents.

As of 07/01/2016 3

FLEXIBLE SPENDING ACCOUNTS (cont’d.)

Dependent Care Spending Account:

Up to $5,000 can be set aside on a pre-tax basis to pay your dependent care expenses such as day care and nursery school for children or other eligible dependents.

Limited Purpose FSA - PPO/HSA

If you enroll in PPO/HSA, if desired, you may enroll in both a HSA and the Limited Purpose FSA. The Limited Purpose FSA allows you to reimburse yourself for eligible dental and vision expenses and eligible medical expenses once you have met the PPO/HSA deductible.

The following compares a Health Savings Account to a Flexible Spending Account. If you enroll in the PPO/HSA, it is possible to enroll in both.

	CBOE Health Savings Account	CBOE Flexible Spending Account
Tax free contributions	Yes	Yes
Limits	Individual: $3,350 Family: $6,750	Individual: $2,550 Family: $2,550
Annual Catch up Contribution age 55+	$1,000	No
Earnings on Contributions	Yes	No
Carry over contributions year to year	Yes	No
Portable	Yes	No
Cash outs if no medical expenses	Yes but if before age 65 subject to a 20% penalty	No
Account can be used for out-of-pocket and unreimbursed medical expenses	Yes- HSA Qualified Expenses	Yes - FSA Allowable Expenses

HEALTH CLUB DISCOUNTS

To encourage your healthy lifestyle, CBOE has negotiated discounted rates for individual memberships with several health clubs. Each offers a variety of services and locations.

Health Club	Negotiated Monthly Cost	Your Monthly Cost Less $35 Reimbursement
BCBS Fitness Program	$25	$0
XSport Fitness	$35	$0
Bottom Line Yoga	$69	$34
Lifetime Fitness	$63 - $110*	$28 - $75
Buckingham Athletic Club	$100**	$65
Chicago Athletic Club	$65***	$30

All rates are subject to change.

* Range is based on club location.

** Rate contingent on a certain number of employees enrolling

***$65/month with 12-month commitment; cost is $75 with no annual commitment

As noted above with BCBS Fitness Program, our medical plan provider Blue Cross Blue Shield, allows access to a network of fitness centers for a low monthly fee of $25. If you are enrolled in a health plan through Blue Cross, no contract is required. With the $35 CBOE reimbursement, your net cost can be $0. To learn more about the facilities in the Blue Cross network sign in to Blue Access for Members (http://www.bcbsil.com/login.html) and click “Fitness Program.”

As of 07/01/2016 4

HEALTH CLUB DISCOUNTS (cont’d.)

All full-time employees are eligible to receive a Health Club reimbursement after completion of one month of continuous service. CBOE will reimburse you up to $35/month toward the cost of any health club , if you meet the following requirements::

•	Full-time employee with at least one month of continuous service.
•

Completion of a Health Assessment (HA) each calendar year. To complete the HA go to Blue Access for Members click “Health Assessment”. You can provide proof of completion of your HA by stopping by Human Resources and logging on to Blue Access for Members (BAM) or by sending a screen shot of “My Assessments” in BAM to CBOEHR@cboe.com.

•	Submit your monthly invoice unless you are a member of Buckingham Athletic Club or Lifetime Fitness.
•	Reimbursements occur on a semi-annual basis at the end of June and December.
•	Be an active employee at the time the reimbursement occurs. Please note the reimbursement is considered a taxable benefit.

EMPLOYEE ASSISTANCE PROGRAM

All employees and their eligible dependents are eligible immediately upon hire. The employee assistance program is administered by Metropolitan Family Services.

Benefits

•	Three counseling sessions per year paid by the Exchange
•

The employee is responsible for cost of any additional counseling (Note: Additional mental health services and substance abuse rehabilitation services may be available under the terms of your individual health care plan.)

•	A wide range of confidential counseling services are available, including but not limited to marriage, family, emotional, financial and legal problems, and drug dependence.
•	Child & elder care

You can contact EAP by calling (800)-905-0994 or by logging on to the website at mfs.advantageengagement.com and entering CBOE as your company code.

LIFE AND AD&D

Eligibility

•	Full-time employees are eligible after completion of one month of continuous employment.

Group Term Life

•	Equal to 3 times annual salary rounded to the nearest $500
•	Maximum benefit is $300,000. If you are age 65 but under age 70, your benefit will be reduced to 65%. If you are age 70 or older, your maximum benefit is reduced to 50% of the maximum coverage amount.
•	CBOE pays the entire premium, however coverage over $50,000 is taxable.

Dependent Life

•	$2,500 benefit for spouse
•	$1,000 benefit for each unmarried dependent child from birth through 21 years old or through 23 years old if full-time student.

Accidental Death & Dismemberment

•	Employee coverage only
•	Equal to and in addition to the life insurance benefit. Payable if death is the result of an accident.
•	Portions of this benefit are payable for accidental loss of eyesight, hands, feet.

SHORT-TERM DISABILITY

As of 07/01/2016 5

Eligibility

•	Full-time employees are eligible after 12 months of employment

Benefits

•	100% salary continuance for a maximum of 26 weeks
•	Commences after the fifth work day of consecutive disability

LONG-TERM DISABILITY

Eligibility

•	Full-time employees are eligible after one year of employment.
•	Employees earning $50,000 per year or more are eligible immediately.

Benefits

•	After 180 days of consecutive disability (26 weeks)
•	66 2/3 of basic monthly earnings with a maximum monthly benefit of $20,000
•	For disabilities that begin before age 60, maximum benefits are to age 65. Age 60 and after, maximum benefits depend on age at start of disability

Cost

•	Contributions are not required by employees earning less than $50,000 per year.
•	The annual premium for those employees earning more than $50,000 is .527 per $100 in salary which is deducted on a per pay period basis.

The following table illustrates how to calculate your deduction:

Annual Salary	LTD Covered Salary	Pay Period Deduction
$100,000	Annual Salary divided by 12 $8,333.34	(Covered Salary/100*.527)/divided by 2 $21.96

SMART PLAN RETIREMENT PLAN

Eligibility

Full-time employees are eligible to participate upon hire. All employees will be automatically enrolled into the Plan. Employees will be notified approximately 30 days prior to their first automatic deduction. The automatic deduction will be 4% of your pre-tax wages. Employees may change this contribution any time.

Employee Contributions

•	Pre-Tax Contributions - from 1 - 50%
•	After-Tax Contributions - from 1 - 10%
•	The total combined maximum is 50%

Company Contributions

The first of the month following completion of one year of continuous full time service, CBOE contributes $2 for each $1 of the first 4% of pay which you contribute to the Plan on a pre or post tax basis.

As of 07/01/2016 6

SMART PLAN RETIREMENT PLAN (cont’d.)

Vesting

The vesting schedule is calculated on years of service as shown in the following chart:

1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years or more years	100%

You are always 100% vested in your own contributions and their earnings.

Investment Elections

Fidelity is the recordkeeper for the Smart Plan. Investment fund choices include:

•	Fidelity Retirement Money Market Portfolio
•	Managed Income Portfolio II Class I
•	American Century Inflation Adjusted Bond Fund Class Institutional
•	Fidelity Investment Grade Bond Fund
•	Fidelity Capital & Income Fund
•	Invesco Van Kampen Growth and Income Fund R6
•	Spartan 500 Index – Institutional Class
•	Fidelity Low-Priced Stock Fund: Class K
•	Goldman Sachs Small Cap Value Class R6
•	Fidelity Contrafund: Class K
•	Fidelity OTC Portfolio: Class K
•	Harbor Capital Appreciation Fund Institutional Class
•	Baron Asset Fund Institutional Class
•	Lord Abbett Developing Growth Fund Class R6
•	Columbia Acorn International Fund Class Y
•	Templeton Foreign Fund R6
•	Wells Fargo Advantage Emerging Market Equity Fund R6
•	Fidelity Freedom Income Fund: Class K
•	Fidelity Freedom Funds: Class K (12 funds)
•	Fidelity Asset Manager 50%
•	Brokerage Link Account - This account offers investment alternatives in securities other than listed above and is available to qualified participants.

EDUCATIONAL ASSISTANCE

Eligibility

•	Full-time employees are eligible for tuition reimbursement after completion of 6 months of employment.

Highlights

•	Institution must be accredited by the North Central or the Independent Association of Colleges and Secondary Schools
•	75% reimbursement of tuition for grades of A, B, C or Pass
•	Lab, late registration and book fees are not reimbursable
•	Undergraduate degrees must be job or business related
•	Graduate degrees and certification programs must be job related
•	Required undergraduate courses that are not job related are only reimbursable after a two year waiting period

Maximum $10,000 per year

As of 07/01/2016 7

PAID TIME OFF

Vacation Days

You are eligible for a pro-rated amount of vacation days during your first year of employment based upon your date of hire. Newly hired employees may not use vacation time until they have completed six (6) months of continuous service. Thereafter, the following vacation is accrued based upon years of service as of 12/31:

Less than 3 years	10 days
3 – 8 years	15 days
9 – 13 years	20 days
14 or more years	25 days

Personal Leave Days (PL Days)

You are eligible to earn a pro-rated amount of PL days during your first year of employment based upon your date of hire. In a full calendar year, employees can earn a maximum 7 PL days. You will earn .2916 PL days on a semi-monthly basis. Newly hired employees may not use PL days until they have completed three (3) months of continuous service.

TRANSPORTATION PROGRAM

Eligibility

•	Full-time employees are eligible to participate upon hire.

Highlights:

•	Eligible costs for the program are expenses you incur traveling to and from work while using mass transportation (i.e. Metra, CTA, Pace, etc.)
•	Only employee expenses can be set aside on a pre-tax basis, not the transportation expenses of family members.
•	You may enroll, cancel participation or change the amount of a deduction by the 6th of each month.

Transit Pass or Ventra

•	You may contribute any amount between ten dollars ($10) and once hundred and twenty-seven dollars and fifty cents ($127.50), on a pre-tax/semi-monthly basis.
•	You may also contribute on a post-tax basis.

Ventra Card

•

Ventra is the CTA’s and Pace’s fare payment system that will make it faster and easier to access transit throughout the region. A one-time Ventra Card purchase fee of $5 is immediately refunded as a transit value upon registration.

•	You may purchase a 30- day for $100. The 30-day is valid for 30 consecutive days from the date and time of the first use.
•	You may purchase Ventra to be used on a pay-per-use basis of increments in $10, $20, $30, $35, $45, $50, $60, $70, $80, $100, $120, $140 and $150.
•	The contribution is deducted on a semi-monthly basis.
•	Only whole monthly contribution amounts can be posted to the account.

The information contained in this document is intended to provide a brief overview. If there is any conflict between this summary and the plan documents, and/or insurance contracts that govern the plan, the documents or contracts will prevail. CBOE reserves the right to change the provision of any benefit plan at any time.

As of 07/01/2016 8

Exhibit C

CBOE HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective January 1, 2015

(And Summary Plan Description)

Article  1.Establishment and Term of the Plan

1.1Establishment of the Plan.  The Corporation established the CBOE Holdings, Inc. Executive Severance Plan effective on January 1, 2011 (the "Plan").  The Plan has been amended from time to time thereafter including this complete amendment and restatement effective January 1, 2015.  The purpose of the Plan is to provide Severance Benefits to certain eligible executives of the Corporation and its Affiliates in accordance with the terms of the Plan.  No individuals other than the Executives shall be eligible to receive Severance Benefits.  Severance Benefits for the Executives will be determined exclusively under the Plan.

The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Corporation intends that the Plan be administered in accordance with the applicable requirements of ERISA.  This Plan document, including the information provided in Appendix B hereto, is also the summary plan description of the Plan.

1.2Plan Term.  The Plan became effective on January 1, 2011, has been amended from time to time thereafter including this complete amendment and restatement effective January 1, 2015, and shall continue in effect until terminated by the Corporation, subject to Section 8.1 herein.

1.3Administration.  The Plan Administrator is the named fiduciary of the Plan.  The Plan Administrator may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan.  The Plan Administrator shall have authority to control and manage the operation and administration of the Plan in good faith, and may adopt rules and regulations consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently.  In administering the Plan and providing Severance Benefits prior to a Change in Control, the Plan Administrator shall have discretionary authority to construe and interpret the Plan's terms and to make determinations under it, including the authority to determine, in good faith, an individual's eligibility for Severance Benefits, the reason for employment termination, and the amount of Severance Benefits payable, in accordance with the terms of the Plan.  Any such interpretation of the Plan made in good faith by the Plan Administrator, and any decision made in good faith on any matter within the discretion of the Plan Administrator under the Plan, will be binding on all persons, subject to review under Article V.  In administering the Plan and providing Severance Benefits on or after a Change in Control, the Plan Administrator shall make initial determinations of entitlement to benefits and the amounts thereof in good faith and in accordance with the terms of the Plan, subject to review under Article V.

Article  2.Definitions

Wherever used in the Plan, the following terms have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation.  For purposes of the preceding sentence, the word "control" (by itself and as used in the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Base Salary" means, at any time, the then regular annual base rate of pay that the Employer is paying the Executive as annual salary, as approved by the Board or a committee of the Board and shown in the Employer's records (disregarding any reduction constituting Good Reason, if the Executive's Involuntary Termination is for such Good Reason).  Base Salary does not include any incentive, non-cash, equity or similar compensation or award, or Retirement Benefit Plan or Health and Welfare Benefit Plan contributions made by the Corporation or an Affiliate.

"Board" means the Board of Directors of the Corporation.

"Cause" shall be deemed to exist if, and only if:

(a)During the performance of the Executive's duties, he or she is found, in either a judicial or quasi-judicial proceeding as the case may be, after all rights of appeal have been exhausted or waived, to have committed any deliberate act(s) or omission(s) constituting dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance that result in material harm to the Employer.  The determination of material harm to the Employer shall be based on definite proof and not mere allegations, conjecture, or remote possibilities; or

(b)The Executive willfully fails to obey or refuses to comply with a lawful and proper direction of the Board or the Corporation's Chief Executive Officer or Chief Operating Officer, which direction is consistent with normal business practices and relates to the Executive's performance of his or her duties and which failure to obey or refusal to comply remains uncured for 30 days after the Executive receives written notice specifying the failure to obey or refusal to comply and affording the Executive an opportunity to be heard in connection therewith, and the Executive either fails to remedy such failure to obey or refusal to comply within 30 days from receipt of such written notice or fails to take all reasonable steps to that end during such 30-day period and thereafter.

"Change in Control" means the first to occur of the following, with respect to each Executive individually:

(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided that for purposes of this paragraph (a), the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) of this definition below; and provided further that if any Person's beneficial ownership of the Outstanding Voting Securities reaches or exceeds fifty percent (50%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own thirty-five (35%) or more of the Outstanding Voting Securities;

(b)Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)The approval by the stockholders of the Corporation and consummation of (i) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a "Business Combination"); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing twenty percent (20%) thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control will be deemed to have occurred with respect to a particular Executive if the Change in Control results from actions or events in which the Executive is a participant in a capacity other than solely as an officer, employee, or director of the Corporation or an Affiliate.

"Change in Control Period" means the period commencing on the occurrence of a Change in Control and ending on the second anniversary of the Change in Control, provided that if the Change in Control is a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as described in Treasury Regulation §1.409A-3(i)(5), then the Change in Control Period shall also include the period beginning six (6) months prior to the occurrence of the Change in Control and ending on the Change in Control.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, as amended from time to time.

"Code" means the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

"Corporation" means CBOE Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Article 6 herein.

"Effective Date" means January 1, 2015, the date this complete amendment and restatement of the Plan became effective.

"Employer" means the Corporation or Chicago Board Options Exchange, Incorporated ("CBOE"), which employs the Executive.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

"Exchange Act" means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

"Executive" means an eligible employee of the Employer designated from time to time by the Corporation and set forth on Appendix A or Appendix C hereto, as amended from time to time.  No individuals other than those set forth on Appendix A or Appendix C hereto at the time of employment termination will be eligible to receive Severance Benefits.

"Good Reason" shall be deemed to exist if, and only if, without the Executive's express written consent:

(a)The Employer assigns to the Executive authorities, duties or responsibilities (including officer titles) that are inconsistent in any material and adverse respect with the Executive's current authorities, duties or responsibilities with the Employer (including any material and adverse diminution of such authorities, duties or responsibilities);

(b)The Employer materially reduces the Executive's base compensation;

(c)The Employer requires the Executive to relocate the Executive's principal business office or principal place of residence outside the Chicago metropolitan area, or assigns to the Executive duties that would reasonably require such relocation; or

(d)The Employer materially breaches the terms of any agreement pursuant to which services are provided by the Executive.

The Executive may terminate the Executive's employment at any time for Good Reason as of a date at least thirty (30) days after the date the Executive delivers written notice of such termination to the Corporation, unless the condition constituting Good Reason is fully corrected within thirty (30) days after the Executive gives the Corporation written notice thereof.  The Executive must deliver to the Corporation written notice of such termination, if any, within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Corporation that constitutes Good Reason and the specific provisions of the Plan on which the Executive relies.

"Health and Welfare Benefit Plan" means (a) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement made available by the Employer for its executives, and (b) any such additional or substitute plan or arrangement that the Employer may make available in the future and during the term of the Plan for its executives, in each case that is a "welfare plan" (as such term is defined in ERISA Section 3(1)).

"Involuntary Termination" has the meaning given to such term in Section 3.2 herein.

"LTIP" means the CBOE Holdings, Inc. Long-Term Incentive Plan, or any similar or successor plan.

"Person" has the meaning given to such term in Sections 13(d) and 14(d)(2) of the Exchange Act.

"Plan" means this CBOE Holdings, Inc. Executive Severance Plan, as amended and restated effective January 1, 2015, including the Appendices that are attached hereto and made a part hereof.

"Plan Administrator" means the Compensation Committee of the Board, or its delegate.

"Plan Year" means the 12-month period that begins each January 1 and ends on the next December 31.

"Pro-Rated Severance Payment" has the meaning given to such term in Section 3.3(A)(b) herein.

"Release" has the meaning given to such term in Section 3.6 herein.

"Retirement Benefit Plan" means (a) any qualified or non-qualified retirement, savings or deferred compensation plan, program or arrangement currently made available by the Employer for its executives, and (b) any such additional or substitute plan, program or arrangement that the Employer may make available in the future and during the term of the Plan for its executives, in each case that is a "pension plan" (as such term is defined in ERISA Section 3(2)).

"Salary and Bonus Payment" has the meaning given to such term in Section 3.3(A)(c) herein.

"SEC" means the United States Securities and Exchange Commission.

"Secret or Confidential Information" includes, but is not limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members' information, the Employer's financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Employer, that has not been published or disclosed to the general public, the options industry or the commodities futures industry, provided that such term does not include knowledge, skills, and information that is common to the trade or profession of the Executive.

"Severance Benefits" has the meaning given to such term in Section 3.3 herein.

Article  3.Severance Benefits

3.1Eligibility for Severance Benefits.  Subject to the conditions and limitations of the Plan, an Executive who experiences an Involuntary Termination shall be entitled to receive Severance Benefits as set forth below.

For purposes of the Plan, an Executive's employment with the Employer shall be deemed to be terminated when the Executive has a "separation from service" within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to such a separation from service.  Upon the Executive's separation from service for any reason, the Executive will be deemed to have resigned as of the date of the Executive's separation from service from all offices, directorships, and fiduciary positions with the Corporation, its Affiliates and employee benefit plans.

3.2Involuntary Termination.  The occurrence of either or both of the following events (an "Involuntary Termination") shall entitle the Executive to receive Severance Benefits, subject to Section 3.3:

(a)The Employer's termination of the Executive's employment without Cause and for a reason other than death or Disability; or

(b)The Executive's termination of employment with the Employer for Good Reason.

3.3Severance Benefits.  (A) In the event that the Executive experiences an Involuntary Termination, the Employer shall provide the Executive (or the Executive's representative) with the following "Severance Benefits":

(a)The Executive's "Accrued Benefits," which include accrued but unpaid Base Salary (based upon the annual rate in effect on the date of employment termination) through the date of termination (payable in accordance with the Employer's normal payroll practice); business expenses incurred but not paid prior to the date of termination in accordance with the Employer's expense reimbursement policy; accrued but unused vacation through the date of termination; and other benefits mandated under the terms of any of the Employer's employee plans or programs;

(b)A lump sum cash severance payment in an amount equal to the Executive's target annual bonus for the Plan Year in which the Executive's employment  terminates multiplied by a fraction, the numerator of which equals the number of calendar days the Executive was employed by the Employer for the Plan Year in which the Executive's employment terminates and the denominator of which is 365 (the "Pro-Rated Severance Payment"), payable within 30 days following the date of termination, subject to Section 3.6;

(c)A lump sum cash severance payment (the "Salary and Bonus Payment") in an amount equal to the sum of (i) two times the Executive's annual rate of Base Salary (using the greater of Base Salary in effect on the Effective Date or on the date of the Executive’s termination of employment), and (ii) two times the Executive's target annual bonus for the Plan Year in which the Executive's employment is terminated, payable within thirty (30) days following the date of termination, subject to Section 3.6;

(d)Any unpaid bonus earned in any year prior to the year in which the Executive's employment terminates;

(e)The Salary and Bonus Payment will not be deemed compensation for purposes of any Retirement Benefit Plan, provided that the Salary and Bonus Payment will be deemed compensation for purposes of any tax-qualified Retirement Benefit Plan only to the extent permitted by the terms of such Retirement Benefit Plan and by applicable provisions of the Code; and

(f)The Employer shall pay the Executive's COBRA premiums (or an amount equal to the Executive's COBRA premiums) (sufficient to cover full family health care, if the Executive qualifies for and elects that coverage) for a period of eighteen (18) months following termination of the Executive's employment, if the Executive elects such COBRA coverage and, at the end of such period, if the Executive is eligible and elects to enroll in the Employer's retiree medical plan, if any, the Employer shall pay the

Executive's premiums for such coverage for a period of six months.  The Employer's obligation to pay the COBRA and retiree medical insurance premiums described in the preceding sentence will cease on the date the Executive becomes covered by another group health plan that does not impose pre-existing condition limitations on the Executive's coverage.  Nothing in this Section 3.3(f) shall be construed to extend the period over which COBRA continuation coverage must be provided to the Executive or the Executive's dependents beyond that mandated by law.

(B)In the event that the Executive experiences an Involuntary Termination during the Change in Control Period, the Executive shall be entitled to receive, in addition to the Severance Benefits described in Section 3.3(A) above, a pro-rated amount, in cash, equal to the Executive’s target equity award under the LTIP, stated as a percentage of Base Salary, for the Plan Year in which the Executive’s employment terminates or, if greater, for the Plan Year immediately preceding the Plan Year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of calendar days the Executive was employed by the Employer for the Plan Year in which the Executive’s employment terminates and the denominator of which is 365, payable within thirty (30) days following the later of the Executive's date of termination or the Change in Control, subject to Section 3.6.  The term "Severance Benefits" includes any benefits payable under this Section 3.3(B).

3.4Termination for Cause or by the Executive Other Than for Good Reason.  If the Executive's employment is terminated either (a) by the Employer for Cause or (b) by the Executive other than for Good Reason, the Employer shall pay the Executive any unpaid bonus earned in any year prior to the year in which the Executive's employment terminates and the Executive's Accrued Benefits (as defined in Section 3.3(A)(a)).

3.5Notice of Termination.  Any termination of the Executive's employment by the Employer for Cause or by the Executive for Good Reason shall be communicated by a written notice to the other party that indicates the specific termination provision in the Plan relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

3.6Release.  Notwithstanding anything in the Plan to the contrary, as a condition to receiving any Severance Benefits, the Executive (or, in the event of the Executive's death or incompetence, the Executive's designated beneficiary, surviving spouse, estate, or legal representative) shall execute a comprehensive release agreement and waiver of claims against the Employer in a form substantially the same as that attached hereto as Appendix E (the "Release").  The Employer shall deliver the Release to the Executive within 10 days of the Executive's termination of employment.  The Executive must deliver to the Employer an original, signed Release and the revocability period (if any) must elapse by the Release Deadline.  For purposes of the Plan, the "Release Deadline"’ means the date that is sixty (60) calendar days after the Executive’s termination of employment.  Payment of any Severance Benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when the Executive executes the Release; provided, however, that where the Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where the Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline.  If the Executive does not deliver an original, signed Release to the Employer within 45 days after receipt of the same from the Employer, (i) the Executive's rights shall be limited to those made available to the Executive as if the Executive were terminated under Section 3.4 above, and (ii) the Employer shall have no obligation otherwise to provide the Executive any Severance Benefits, or any other monies on account of the termination of the Executive's employment.

By accepting Severance Benefits, the Executive acknowledges and agrees that if the Executive files a lawsuit or accepts recoveries, payments or benefits based on any claims that the Executive has released under the Release, as a condition precedent for maintaining or participating in any lawsuit or claim, or accepting any recoveries, payments or benefits, the Executive shall forfeit immediately such Severance Benefits and reimburse the Employer for any Severance Benefits already provided.

3.7State Unemployment Benefits.  For purposes of state unemployment benefits, Severance Benefits shall be expressly deemed allocated over the two-year period following the termination of the Executive's employment, which two-year period is described in Section 3.3(A)(c), even if paid in a single lump sum.

3.8No Further Obligations.  Except as provided in the Plan or in any Retirement Benefit Plan or Health and Welfare Benefit Plan, the Employer shall not have any obligation to the Executive following the Executive's termination of employment for any reason, including any obligation for severance payments or benefits.  Except as provided in the Plan, the provision of Severance Benefits shall have no effect upon the Executive's rights under any Retirement Benefit Plan, Health and Welfare Benefit Plan or other employee policy or practice of the Employer applicable to the Executive's termination for any reason.

3.9Indemnification.  The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any Executive in accordance with the terms and provisions of the Amended and Restated Certificate of Incorporation of CBOE Holdings, Inc. or CBOE, each as amended.

3.10Special Provisions for the Termination of Certain Named Executives.  If an Executive who is licensed to practice law is terminated, nothing in this Plan shall prohibit or restrict such Executive from providing legal advice and counseling, or other advice and counseling incidental thereto, as an officer, employee, consultant, independent contractor or otherwise, to an options exchange regulated by the SEC or to an alternative options trading system.  Appendix D includes other special provisions for the termination of certain named Executives.

Article  4.Code Section 409A

4.1The Plan is intended to comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent.

4.2Each payment under the Plan or any Employer benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

4.3To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

4.4Notwithstanding anything in the Plan to the contrary, to the extent the Executive is considered a "specified employee" (as defined in Code Section 409A) at the time of his separation from service and would be entitled to a payment upon separation from service during the six-month period beginning on the Executive's date of termination that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive's date of termination or the Executive's death and will be accumulated and paid on the first day of the seventh month following the date of termination.

4.5The Corporation may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

4.6The Employer cannot guarantee that the Severance Benefits provided under the Plan will satisfy all applicable provisions of Code Section 409A.

4.7Whenever a payment specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Corporation, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two (2) consecutive calendar years, the payment shall be made in the later of such calendar years.

4.8The payment of any compensation or benefit that is subject to the requirements of Code Section 409A may not be accelerated except to the extent permitted by Code Section 409A.

Article  5.Claims Procedures

5.1Claims Procedures.  The Employer will provide Severance Benefits without the necessity of a formal written claim by the Executive.  However, if any person believes he or she is being denied any rights or benefits under the Plan, such person (or the person's duly authorized representative) may file a claim in writing with the Plan Administrator within 90 days following the applicable Executive's date of termination.  If any such claim is wholly or partially denied, the Plan Administrator will notify the claimant of its decision in writing.  The notification will set forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.  Such notification will be given within ninety (90) days after the claim is received by the Plan Administrator, or within one hundred eighty (180) days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a benefit determination.

5.2Review Procedures.  Within sixty (60) days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant's duly authorized representative) may file a written request with the Plan Administrator for a review of the claimant's adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits.  A request for review will be deemed filed as of the date of receipt of such written request by the Plan Administrator.  A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits.  The Plan Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator will notify the claimant of its decision on review in writing.  Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, and (d) a statement of the claimant's right to bring a civil action under ERISA Section 502(a).  The decision on review will be made within 60 days after the request for review is received by the Plan Administrator, or within 120 days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

5.3Disability Claims and Review Procedures.  If a claim involves a "disability" determination, the claims and review procedures described in Sections 5.1 and 5.2 above will apply but the time limits will differ.  The Plan Administrator will have 45 days to respond to the initial claim, and may extend the 45-day period by up to 30 days if an extension is necessary and the Plan Administrator notifies the Executive during the 45-day period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision.  The response deadline may be extended for an additional 30-day period if the Plan Administrator requires more time and notifies the Executive during the first 30-day extension period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision.

The Executive will have 180 days after receiving a notice of adverse benefit determination involving a "disability" determination in which to submit a request for review of the adverse determination.  The Plan Administrator shall reach a final decision and notify the Executive in writing of the decision within 45 days after the date it receives the Executive's request for review, provided that the Plan Administrator may extend the response time by up to an additional 45 days by notifying the Executive in writing of the extension.

5.4Legal Actions.  The claims and review procedures described in this Article 5 must be utilized before a legal action may be brought against the Employer or the Plan.  Any legal action must be filed within one year of receiving final notice of a denied claim.  With respect to any decision or determination of the Plan Administrator that is or was made after a Change in Control, a reviewing arbitrator or court shall apply a de novo standard of review.

Article  6.Successors

6.1Successors to the Corporation.  The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place, subject to Section 8.1 herein.  Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Corporation" for purposes of the Plan.

6.2Assignment by the Executive.  The Plan will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any Severance Benefits still would be owed to the Executive hereunder had the Executive continued to live, the Employer will continue to provide such Severance Benefits, unless otherwise provided herein, in accordance with the terms of the Plan to the Executive's beneficiary last designated by written instrument delivered by the Executive to the Employer prior to the date of death.  If no such designated beneficiary survives the Executive, such amount must be paid to the Executive's surviving spouse, or if none, to the Executive's lawful descendants per stirpes then living, or if none survive the Executive, to the legal representative of the Executive's estate, or if none is appointed within 90 days of the date of death, to the Executive's heirs at law under the laws of the state in which the Executive is domiciled at the date of death.

6.3Payment of Benefits in Case of Incompetency.  If an Executive entitled to Severance Benefits becomes physically or mentally incapable of receiving or acknowledging such Severance Benefits, the Employer upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such Severance Benefits to be provided to some other person, persons, or institution on behalf of the Executive.

Article  7.Miscellaneous

7.1Employment Status.  The Plan is not a contract of employment, and eligibility under the Plan does not give the Executive the right to be rehired or retained in the employ of the Employer on a full-time, part-time or any other basis, or to receive any benefit under any other plan of the Employer.  Eligibility under the Plan does not give the Executive any right, claim, or legal entitlement to any Severance Benefits, unless that right or claim has specifically accrued under the terms of the Plan.

7.2No Reinstatement.  By accepting Severance Benefits, the Executive waives any reinstatement or future employment with the Employer and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Employer.

7.3Effect of Receiving Severance Benefits.  Except as set forth in Appendix C, an Executive's receipt of Severance Benefits does not constitute any sort of extension or perpetuation of employment beyond the Executive's actual date of employment termination.

7.4Ethical Standards.  By accepting Severance Benefits, the Executive acknowledges and agrees that he or she has been given an adequate opportunity to advise the Employer's human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that the Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate.  The Executive further acknowledges and agrees that the Executive is not aware of any existing or threatened claims, charges, or lawsuits that he or she has not disclosed to the Employer.

7.5Interests Not Transferable.  The interests of persons entitled to Severance Benefits are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state's income tax act, or pursuant to an agreement between the Executive and an Employer, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.

7.6Entire Plan.  The Plan contains the entire understanding of the Employer and the Executive with respect to the subject matter herein.  The Severance Benefits shall be in lieu of and reduced by any severance, notice, termination pay or the like that may be payable under any plan or practice of the Employer, or that may be payable by any Federal, state, local, or foreign law, statute, regulation, ordinance, or the like (including the WARN Act or any similar state or foreign law).  Any Severance Benefits will be offset against any severance, notice, or termination pay required to be paid by the Corporation or its Affiliates pursuant to federal, state, or local law or ordinance.

7.7Conflicting Plans.  The Plan supersedes any other generally applicable severance-related plan or policy of the Employer in effect on the date the Corporation adopts the Plan.  Payments or benefits provided to an Executive under any Retirement Benefit Plan, Health and Welfare Benefit Plan or other employee benefit plan are governed solely by the terms of that plan.  Any obligations or duties of an Executive pursuant to any separate non-competition or other agreement with an Employer will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise.  Severance Benefits are not taken into account for purposes of contributions or benefits under any other employee benefit plans, except as expressly provided therein or in Appendix C.  Further, the period of coverage under any employee benefit plan is not extended due to the provision of Severance Benefits.

7.8Notices.  All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its principal offices, with attention to the "Plan Administrator of the CBOE Holdings, Inc. Executive Severance Plan."

7.9Tax Withholding.  The Employer shall withhold from any Severance Benefits all Federal, state, city, or other taxes as legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

7.10Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan must be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of the Plan are not part of the provisions herein and will have no force or effect.

Notwithstanding anything in the Plan to the contrary, the Employer shall have no obligation to provide any Severance Benefits to the Executive hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any final order of a Federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.

7.11Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular and the singular includes the plural.

7.12Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of Illinois will be the controlling law in all matters relating to the Plan without giving effect to principles of conflicts of laws.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, the Plan will be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist).

7.13Action by Corporation.  Any action required of or permitted to be taken by the Corporation under the Plan must be by written resolution of the Board, by written resolution of a duly authorized committee of the Board, by a person or persons authorized by resolutions of the Board, or by a duly authorized committee.

7.14Plan Funding.  The Employer will provide all Severance Benefits due and owing directly out of its general assets.  To the extent that an Executive acquires a right to receive Severance Benefits, such right shall be no greater than the right of an unsecured general creditor of the Employer.  Nothing herein contained may require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Severance Benefits.

Article  8.Amendment and Termination

8.1Amendment and Termination.  The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time and to thereby alter, reduce or eliminate any benefit under the Plan, in whole or in part, at any time; provided that

(a)No amendment or termination of the Plan that has the effect of (i) removing an Executive from the list of Executives Eligible to Participate in the Plan contained in Appendix A or Appendix C hereto, (ii) eliminating or reducing the amount of benefits payable (if any) to any Executive, or (iii) adversely affecting the benefits or rights of an Executive under the Plan, may be, without the express written consent of such Executive, retroactive or effective until the date that is two years after the later of (A) the date the Corporation adopts such amendment or termination or (B) the date the Corporation provides written notice of such amendment or termination to the affected Executive(s) (with the later of such dates referred to herein as the "Amendment Effective Date"); provided that any such amendment or termination shall not eliminate or reduce any benefit with respect to any termination of employment that occurs on or before the Amendment Effective Date; and

(b)If a Change in Control occurs before the Amendment Effective Date, then the effective date of an amendment described in Section 8.1(a) or termination of the Plan shall be postponed as to the affected Executive(s) until the date that is one year after the Change in Control occurs.  For the avoidance of doubt, if the Corporation amended the Plan (and gave notice) on January 1, 2012, to remove Executive A from the list of Executives Eligible to Participate in the Plan, a Change in Control occurred on December 1, 2013, and Executive A experienced an Involuntary Termination on September 1, 2014, Executive A would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect immediately prior to January 1, 2012.  Furthermore, if a Change in Control occurred on December 1, 2013 and Executive B was terminated by his Employer or a successor employer without Cause, or if he resigned for Good Reason, at any time within the twelve (12) month period following the Change in Control, then Executive B would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect on December 1, 2013, subject to the provisions of this Section 8.1(b).

8.2Notice of Amendment or Termination.  The Corporation will notify the Executives, including, but not limited to, Executives receiving Severance Benefits, of any material amendment or termination of the Plan within a reasonable time.

Appendix A

Appendix A

Executives Eligible to Participate in the

CBOE Holdings, Inc. Executive Severance Plan

As Amended and Restated Effective January 1, 2015

Gerald T. O’Connell

Edward L. Provost

Alan J. Dean

Philip M. Slocum

Joanne Moffic-Silver

No amendment or termination of the Plan that has the effect of removing an Executive from this Appendix A may be, without the express written consent of such Executive, (a) effective until the date that is two years after the later of adoption of such amendment or termination or written notice of such amendment or termination to the affected Executive(s), or (b) retroactive; provided that any such amendment or termination shall not eliminate or reduce any benefit with respect to any termination of employment that occurs on or before such amendment or termination becomes effective.

Appendix B

Appendix B

Additional Information for Summary Plan Description

This Appendix B, together with the Plan document, constitutes the summary plan description of the Plan.  References in this Appendix B to "you" or "your" are references to the Executive.  Any term capitalized but not defined in this Appendix B will have the meaning set forth in the Plan.

Your Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

∠	Receive information about the Plan and benefits offered under the Plan.
∠

Examine, without charge, at the Plan Administrator's office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

∠

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including the Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

General Plan Information

Plan Sponsor:	CBOE Holdings, Inc. 400 South LaSalle Street Chicago, Illinois 60605
Plan Name:	CBOE Holdings, Inc. Executive Severance Plan
Type of Plan:	Welfare plan
Source of Funds:

The Employer will pay all benefits due and owing under the Plan directly out of its general assets.  To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

Plan Number:	506
Corporation's Employer Identification Number:	36-2730838
Plan Administrator:	CBOE Holdings, Inc. 400 South LaSalle Street Chicago, Illinois 60605 (312) 786-5600
Agent for Service of Legal Process:	Plan Administrator
Plan Year:	Calendar Year (January 1 - December 31)
Successors:

The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.  Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Corporation" for purposes of the Plan.

Binding Legal Contract:	This Plan shall be a binding legal contract between the Employer and the Executive.

Appendix C

Appendix C

Executives Eligible to Receive Death and Disability Termination Benefits,

and Subject to Restrictive Covenants

Under the CBOE Holdings, Inc. Executive Severance Plan

Subject to the conditions and limitations of the Plan, an Executive who is set forth on this Appendix C at the time of employment termination and who experiences an Involuntary Termination, who dies, or who is terminated due to becoming Disabled shall be entitled to receive Severance Benefits as set forth in Article 3 of the Plan, or Death Benefits or Disability Termination Benefits as set forth below.  These Executives also shall be subject to the restrictive covenants set forth below.

C.1Executives Eligible under Appendix C.

Gerald T. O’Connell

Edward L. Provost

C.2Death Benefits.  If the Executive dies while employed, the Employer shall provide the following "Death Benefits" following the date of death, subject to Section 3.6:  (a) the Executive's Base Salary through the date of death, (b) the Pro-Rated Severance Payment, and (c) the Salary and Bonus Payment, to the Executive's beneficiary last designated by written instrument delivered by the Executive to the Employer prior to the date of death.  The payments described in clauses (a) and (c) of the foregoing sentence shall be payable within 90 days of the date of death and the payment described in clause (b) shall be payable as provided in Section 3.3(A)(b).  If no such designated beneficiary survives the Executive, such amount shall be paid to the Executive's surviving spouse, or if none, to the Executive's lawful descendants per stirpes then living, or if none survive the Executive, to the legal representative of the Executive's estate, or if none is appointed within 90 days of the date of death, to the Executive's heirs at law under the laws of the state in which the Executive is domiciled at the date of death.  For Executives eligible under this Appendix C, the term "Severance Benefits" includes Death Benefits, subject to the conditions and limitations of the Plan.

C.3Disability Termination Benefits.  If the Executive is Disabled for a continuous period of six months, the Employer may terminate the Executive's employment upon 30 days prior written notice to the Executive, and the Employer shall provide the Executive the following "Disability Termination Benefits": (a) the Executive's accrued but unpaid Base Salary through the date of termination, payable in accordance with the Employer's normal payroll practice, (b) the Pro-Rated Severance Payment, payable as provided in Section 3.3(A)(b), subject to Section 3.6, and (c) the Salary and Bonus Payment, payable within 30 days following the date of termination, subject to Section 3.6.  For Executives eligible under this Appendix C, the term "Severance Benefits" includes Disability Termination Benefits, subject to the conditions and limitations of the Plan.

"Disabled" has the meaning set forth in the long-term disability policy or plan maintained by the Employer for its senior executives then in effect, provided that the definition of Disabled applied under such a policy or plan is consistent with the definition of disability or disabled under Code Section 409A and the regulations and guidance promulgated thereunder.  In the absence of such a policy or plan, "Disabled" has the meaning ascribed to such term under Code Section 409A and the regulations and guidance promulgated thereunder.

C.4Non-Qualified Plan Contribution.  Notwithstanding anything in the Plan to the contrary, for each Executive set forth on this Appendix C, the Executive's Salary and Bonus Payment will be deemed compensation for purposes of any Retirement Benefit Plan, provided that the Salary and Bonus Payment will be deemed compensation for purposes of any tax-qualified Retirement Benefit Plan only to the extent permitted by the terms of such Retirement Benefit Plan and by applicable provisions of the Code.

C.5Appendix C Benefits Subject to Plan.  The Death Benefits, Disability Termination Benefits, and Non-Qualified Plan Benefits described in this Appendix C are subject to the conditions and limitations of the Plan in all respects.

C.6.Restrictive Covenants.  Executives understand the global nature of the Employer's businesses and the effort the Employer undertakes to develop and protect their business and their competitive advantage.  Accordingly, Executives recognize and agree that the scope and duration of the restrictions described in the Plan are reasonable and necessary to protect the legitimate business interests of the Employer.  Notwithstanding anything in the Plan to the contrary, all Severance Benefits of Executives covered under this Appendix C are conditioned expressly on the Executive's compliance with each of the restrictive covenants of this Section C.6.  During the period of an Executive's employment and for a period of two years following the Executive's termination of employment, the Executive shall not:

(a)singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to the Executive's employment with an Employer, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any options exchange regulated by the SEC or alternative trading system that directly competes with an Employer, without the express written approval of the Chief Executive Officer and Chairman of the Board of the Corporation;

(b)provide any service or assistance that (i) is of the general type of service or assistance provided by the Executive to the Employer, (ii) relates to any technology, account, product, project or piece of work with which the Executive was involved during his or her employment, and (iii) contributes to causing an entity to come within the definition described in Section C.6(a) above;

(c)solicit or accept if offered to the Executive, with or without solicitation, on his or her own behalf or on behalf of any other person, the services of any person who is a then-current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer's then-current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then-current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with the Executive or any company, individual or other entity;

(d)directly or indirectly divert or attempt to divert from the Employer any business in which the Employer has been actively engaged during the Executive's employment, nor interfere with the relationships of the Employer or with their sources of business; or

(e)directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of the Corporation, its employees, directors, or officers.  The Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

Nothing in this Section C.6 shall prohibit or restrict an Executive who is licensed to practice law from providing legal advice and counseling, or other advice and counseling incidental thereto, as an officer, employee, consultant, independent contractor or otherwise, to an options exchange regulated by the SEC or alternative trading system that directly competes with an Employer.

C.7Confidentiality.  The Executives recognize that the Employer may disclose secret or confidential information to the Executive during the period of the Executive's employment to enable the Executive to perform his or her duties.  Subject to the following sentence, an Executive shall not during his or her employment (except in connection with the proper performance of his or her duties) and thereafter, without the prior written consent of the Employer, disclose to any person or entity any material or significant secret or confidential information concerning the business of the Employer that was obtained by the Executive in the course of the Executive's employment.  This Section shall not be applicable if and to the extent the Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by the Executive by any law, regulation or order of any court or regulatory commission, department or agency; provided, however, that the

Executive shall provide the Employer with prompt notice thereof so that the Employer may seek an appropriate protective order and/or waive compliance with this Section with respect to such requirement.  In the absence of a protective order or the receipt of waiver hereunder, if the Executive is nonetheless, in the opinion of the Executive’s counsel, compelled to furnish the Employer's confidential information to any third party or else stand liable for contempt or suffer other censure or penalty, such party may furnish such information without liability under this Section or otherwise.  The Executive further agrees that if the Executive's employment is terminated for any reason, the Executive will not take, but will leave with the Employer, all records and papers and all matter of whatever nature that bears secret or confidential information of the Employer.  For purposes of this Plan, the term "secret or confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members' information, the Employer's financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Employer, that has not been published or disclosed to the general public, the options industry or the commodities futures industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of the Executive.

C.8Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Section C.6 or C.7 is invalid or unenforceable, the Employer and the Executive intend that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the Employer and the Executive shall request that the court exercise that power, and (c) the Plan shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

C.9Remedies.  If an Executive violates or threatens to violate any provisions of Sections C.6 or C.7 of the Plan, the Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining the Executive from committing or continuing any violation of Sections C.6 or C.7.  In the event that the Executive is found to have breached any provision set forth in Section C.6 or C.7 of the Plan, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Executive was in violation of that provision.

Appendix D

Appendix D

Special Provisions for the Termination of Certain Named Executives

Under the CBOE Holdings, Inc. Executive Severance Plan

1.Notwithstanding any other provisions of the Plan to the contrary, the Employer may terminate the employment of Joanne Moffic-Silver of the Employer's Legal Division only after the Employer has consulted with its Regulatory Oversight Committee.

2.Any stock options, restricted stock or other stock-based awards granted to Edward L. Provost ("Provost") under the CBOE Holdings, Inc. Long-Term Incentive Plan, or any similar or successor plan, shall provide, among other things, that (a) all options, stock or other awards shall vest upon Provost's retirement after attaining age sixty-five (65) and (b) Provost may exercise all vested options thereafter for the remainder of their term.  Restricted Stock that vests upon the achievement of Performance Goals will vest pro rata upon Provost's retirement after attaining age sixty-five (65).

Appendix E

Appendix E

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS ("Release") is made and entered into this _____ day of _____________, 20__, to be effective as of __________________ (the "Effective Date"), by and between CBOE HOLDINGS, INC, a Delaware corporation ("CBOE"), and ______________, a resident of the State of Illinois (the "Executive")

1.In consideration of CBOE's agreement to provide Executive with the severance pay and benefits, described in the CBOE Holdings, Inc. Executive Severance Plan (the "Plan"), to which Executive is not otherwise entitled and the sufficiency of which Executive acknowledges, Executive does hereby fully, finally and unconditionally release and forever discharge CBOE, its parent corporation, subsidiaries and affiliates, and each of their former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns (collectively "Released Parties"), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys' fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Executive’s past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to Executive’s execution of this Agreement, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Executive’s employment, the termination of Executive’s employment, or any continuing effects of Executive’s employment with CBOE (the "Released Claims").

2.Executive agrees not to sue CBOE or any of the Released Parties with respect to rights and Released Claims covered by this Release.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.Executive has forty-five (45) days (until ____________) within which to consider this Release, although Executive may accept it at any time within those forty-five (45) days.  Once Executive has signed this Release, Executive will still have seven (7) days in which to revoke his or her acceptance of the ADEA portion of the Release by notifying CBOE, and specifically, Deborah Woods, Human Resources Department.  The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired.  If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three (3) business days to rescind the entire Release by so notifying Executive.

4.Executive agrees that he or she will continue to be governed by those obligations arising under Section 7.2 of the Plan, and Sections C.6 and C.7 of the Plan if applicable, which are incorporated by reference herein, and such provisions shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Executive and his heirs, executors and administrators.

6.This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

By signing this Release, Executive acknowledges and understands that this Release does not imply that CBOE has done anything unlawful or wrong.

CBOE HOLDINGS, INC.

________________________________

By: ________________________EXECUTIVE

Its: _________________________

Appendix A Executives

CBOE HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF

THE TERMS AND CONDITIONS OF THE PLAN

CBOE Holdings, Inc. (the "Corporation") has established the CBOE Holdings, Inc. Executive Severance Plan (the "Plan").  The Plan provides severance payments and benefits to certain eligible executives in the event of employment termination by the Corporation without "cause" or termination by the executive for "good reason" (each as defined in the Plan).  You are eligible to participate in the Plan.

By the signatures below of the representative of the Corporation and the Executive named herein, the Corporation and the Executive agree that the Corporation hereby designates the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Executive:  «FirstName» «LastName»

Date of Eligibility and Participation:  «Date_2»

At Will Employment.  Nothing in this Acknowledgement and Acceptance or in the Plan confers upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive's employment at any time for any reason.

Amendment and Termination of Plan.  The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan in accordance with Section 8.1.  No amendment or termination of the Plan that has the effect of removing an Executive from Appendix A may be, without the express written consent of such Executive, (a) effective until a date that is two years after the later of adoption of such amendment or termination or written notice of such amendment or termination to the affected Executive(s); or (b) retroactive.  No amendment or termination shall eliminate or reduce any benefit with respect to any Executive who experiences a termination of employment that occurs on or before such amendment or termination becomes effective.

EXECUTIVE:	CBOE HOLDINGS, INC.
By: ________________________________
Signature	Title: _______________________________

Attachment:

CBOE Holdings, Inc. Executive Severance Plan

Appendix C Executives

CBOE HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF

THE TERMS AND CONDITIONS OF THE PLAN

CBOE Holdings, Inc. (the "Corporation") has established the CBOE Holdings, Inc. Executive Severance Plan (the "Plan").  The Plan provides severance payments and benefits to certain eligible executives in the event of employment termination by the Corporation without "cause," termination by the executive for "good reason," termination due to death, and termination due to "disability" (each as defined in the Plan).  You are eligible to participate in the Plan.

By the signatures below of the representative of the Corporation and the Executive named herein, the Corporation and the Executive agree that the Corporation hereby designates the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Executive:  «FirstName» «LastName»

Date of Eligibility and Participation:  «Date_2»

At Will Employment.  Nothing in this Acknowledgement and Acceptance or in the Plan confers upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive's employment at any time for any reason.

Amendment and Termination of Plan.  The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan in accordance with Section 8.1.  No amendment or termination of the Plan that has the effect of removing an Executive from Appendix A may be, without the express written consent of such Executive, (a) effective until a date that is two years after the later of adoption of such amendment or termination or written notice of such amendment or termination to the affected Executive(s); or (b) retroactive.  No amendment or termination shall eliminate or reduce any benefit with respect to any Executive who experiences a termination of employment that occurs on or before such amendment or termination becomes effective.

EXECUTIVE:	CBOE HOLDINGS, INC.
By: ________________________________
Signature	Title: _______________________________

Attachment:

CBOE Holdings, Inc. Executive Severance Plan